Exhibit 99.1

For release: April 8, 2009, 4:00 pm EDT	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier Reports Fiscal Second Quarter 2009 Results
~ Posts loss per share of ($0.41) ~
~ Reduces net debt by $70 million ~
~ Generates cash from operating activities of $78 million ~
          Lake Oswego, Oregon, April 8, 2009 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal second quarter ended February 28, 2009.
Financial Summary
Fiscal Second Quarter Results:
•	Revenue for the second quarter was $287 million, up $27 million or 11% versus the prior year’s second quarter.

•	Net loss for the quarter was $6.9 million, or $.41 per diluted share, compared to net earnings of $1.4 million, or $.09 per diluted share, in the prior year’s second quarter.

•	Results for the second quarter of 2009 were impacted by a $9.9 million deferral of revenue and related margin on a portion of the sale price of certain railcars sold and paid for in full during the quarter. A portion of this deferral is anticipated to be recognized as revenue and pre-tax earnings in future periods.

•	The results also include $1.4 million of severance costs associated with reductions in work force.

•	EBITDA for the quarter was $9.4 million, or 3.3% of revenues, compared to $23.6 million, or 9.1% of revenues in the second quarter of 2008.

•	Railcars under management grew by 80,000 units in the quarter, and now total 217,000 units.
Liquidity:
•	The Company has approximately $84 million of committed additional borrowing capacity and $41 million of cash as of February 28, 2009.

•	During the quarter, the Company reduced net debt by $70 million and generated cash from operating activities of $78 million.

•	In keeping with the Company’s current policy of managing for cash and liquidity, Greenbrier has suspended payment of its quarterly dividend.
Deliveries and Backlog:
•	New railcar deliveries in the second quarter of 2009 were approximately 1,300 units, consistent with the second quarter of 2008.

•	Greenbrier’s new railcar manufacturing backlog as of February 28, 2009 was 15,100 units valued at $1.31 billion, compared to 15,900 units valued at $1.39 billion as of November 30, 2008. Based on current production plans, approximately 1,900 railcar units included in backlog are scheduled for delivery in the second half of fiscal 2009.

•	Approximately 79% of the railcars in backlog are subject to a long-term contract with General Electric Railcar Services Corporation. GE has advised Greenbrier of its desire to substantially reduce, delay or otherwise cancel railcar deliveries under the contract. Greenbrier believes its contract with GE contains adequate protection in the event of an attempted cancellation or renegotiation of railcar deliveries. Importantly, the Company continues to deliver tank cars under the GE contract.

•	Marine backlog as of February 28, 2009 was $173 million, compared to $190 million as of November 30, 2008. Approximately $50 million in marine backlog is scheduled for delivery in the remainder of fiscal year 2009.
Second Quarter Results:
          Total revenue for the second quarter of fiscal 2009 was $287 million, up from $260 million in the prior year’s second quarter. Margin for the quarter was 5.6% of revenue compared to 13.4% of revenue in the prior comparable period. EBITDA was $9.4 million or 3.3% of revenue for the quarter, compared to $23.6 million or 9.1% of revenue in the prior year’s second quarter.
          Net loss for the second quarter of fiscal 2009 was $6.9 million, or $.41 per diluted share, compared to net earnings of $1.4 million, or $.09 per diluted share, in the prior year’s second quarter. During the quarter, the Company delivered 360 railcar units to a major North American railroad for which it has guaranteed the purchaser minimum earnings through December 31, 2011, for which the maximum potential obligation is $9.9 million. The $9.9 million obligation is considered a reduction in revenue and recorded as deferred revenue. The purchaser has agreed to utilize the railcars on a preferential basis, and the Company is entitled to remarket the railcars when they are not being utilized by the purchaser during the obligation period. Any earnings generated from the railcars will offset the obligation and be recognized as revenue and margin in future periods. The Company believes its actual obligation will be less than $9.9 million.
          William A. Furman, president and chief executive officer, said, “Our markets remain extremely challenging in light of the ongoing global economic downturn. Year-to-date rail loadings in North America are down 16.3%, and it is estimated that about 20% — 25% of North American railcar fleet is currently idle, as manufacturers worldwide drastically reduce or halt production. The less cyclical parts of our business, including Refurbishment & Parts, Leasing & Services, and Marine manufacturing, along with our European operations, remain more resilient and help to offset the impact of the downturn and its effect on our North American railcar manufacturing business. Nevertheless, we continue to manage our business prudently by scaling our operations and cost structure to match the current environment. By aggressively controlling costs, scaling our overall operations and reducing working capital levels, we were able to generate positive operating cash flow and pay down net debt by $70 million during the quarter. As we continue to manage the Company for cash, we anticipate this trend will continue in the quarters ahead.”

          Revenue for the Refurbishment & Parts segment during the second quarter was $121.7 million, compared to $112.6 million in the second quarter of 2008. This segment consists of railcar repair and refurbishment, wheels services, and railcar parts from 38 locations in North America. The segment generated 43% of total Company revenue during the period, as revenue increased $9.1 million, or 8%, over the same period of last year. Most of this growth was due to the acquisition of American Allied Railway Equipment Company in the second half of 2008. This increase was offset somewhat by lower net scrap pricing and reduced volumes of repair work, which also contributed to lower segment margin this quarter.
          Gross margin for the Refurbishment & Parts segment was 11.7% of revenue, as compared to 16.2% of revenue in the prior comparable period. The gross margin decline was primarily due to a less favorable mix of repair and refurbishment work, and lower net scrap pricing.
          For the Manufacturing segment, revenue for the second quarter increased 18% to $145.6 million, compared to $123.4 million in the second quarter of 2008. New railcar deliveries during the second quarter were 1,300 units, the same as in the second quarter of the prior year. The current period includes a product mix with higher per unit sale prices partially offset by a $9.9 million reduction in revenue related to guarantee obligations.
          Manufacturing gross margin for the second quarter was negative 4.4%, compared to positive 4.2% of revenues in the second quarter of 2008. Manufacturing gross margin was adversely affected by the $9.9 million charge for guarantee obligations, $.7 million of loss accruals on future production, severance of $.6 million, and lower plant utilization levels.
          The Leasing & Services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 217,000 railcars. The managed fleet grew by 80,000 units during the quarter, principally as the result of entering into a new management services contract with a major North American leasing company. Revenue for this segment was $19.9 million, compared to $23.6 million in the same quarter last year.
          Leasing & Services gross margin for the quarter was 41.9% of revenue, compared to 48.0% of revenue in the same quarter last year. The revenue and gross margin decrease was principally due to lower lease fleet utilization, lower leasing rates on certain railcar leases, and reduced gains on sale of railcars from the lease fleet.
          Selling and administrative costs were $16.3 million for the quarter, or 5.7% of revenues, versus $21.0 million or 8.0% of revenues for the same quarter last year. The decline is principally due to cost reduction initiatives. Severance of $.8 million is included in costs for the current quarter.

Plan to Improve Liquidity, Optimize Cost Structure and Reduce Capex
          Furman continued, “We will continue to scale our operations to reflect the current economic environment, control costs and expenditures, manage the Company for cash flow, and seek to pay down debt. As part of our optimization efforts, we are suspending the payment of our quarterly dividend.”
Business Outlook
          Furman added, “Current market conditions continue to limit visibility, particularly for new railcar manufacturing in North America. We remain cautious on our outlook. The railroad supply industry has always been cyclical, and we are better prepared on several fronts to survive this down cycle compared to previous cycles. The Company has actively diversified its business model to improve its competitive position, to diversify its revenues into less cyclical segments of the supply industry, and enhance its integrated business model with higher margin businesses.”
          Furman concluded, “These changes to our strategy have drawn on and reinforce our core strengths in engineering, design, asset management, and marketing of railcar services. We expect these moves to continue to stabilize our overall business through the current economic downturn while providing a strong platform for growth when the economy recovers.”
          Mark Rittenbaum, executive vice president and chief financial officer, said, “We believe we have sufficient liquidity to meet our business needs and mitigate our exposure to near term debt rollovers, with only our European lines of credit aggregating $25 million maturing this year. Our $290 million revolving line of credit for North American operations matures in November 2011, and the first potential maturity date of any significant amount of our notes payable is May 2013. We will continue to manage for cash and anticipate that we will substantially or fully pay down our North American revolving line of credit by fiscal year end. Of course, we are cognizant of maintaining compliance with our loan covenants and will be proactive with our lenders when necessary to do so.”
About Greenbrier
          Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 217,000 railcars.

          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 11 of Part I , Item 1a and “Forward Looking Statements” on page 3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
          EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
          The Greenbrier Companies will host a teleconference to discuss first quarter of fiscal year 2009 results. Teleconference details are as follows:
Wednesday, April 8, 2009
2:00 pm Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through April 26, 2009 at 203-369-1541.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 28,	August 31,
	2009	2008
Assets
Cash and cash equivalents	$41,066	$5,957
Restricted cash	516	1,231
Accounts receivable	137,358	181,857
Inventories	204,218	252,048
Assets held for sale	45,289	52,363
Equipment on operating leases	315,884	319,321
Investment in direct finance leases	8,221	8,468
Property, plant and equipment	128,670	136,506
Goodwill	192,733	200,148
Intangibles and other assets	93,743	99,061

	$1,167,698	$1,256,960

Liabilities and Stockholders’ Equity
Revolving notes	$101,474	$105,808
Accounts payable and accrued liabilities	228,238	274,322
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	77,872	74,329
Deferred revenue	19,995	22,035
Notes payable	488,073	496,008

Minority interest	9,158	8,618

Stockholders’ equity:	227,575	260,527

	$1,167,698	$1,256,960

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008
Revenue
Manufacturing	$145,574	$123,394	$248,292	$282,588
Refurbishment & Parts	121,681	112,576	253,960	216,466
Leasing & Services	19,877	23,603	41,010	46,898

	287,132	259,573	543,262	545,952

Cost of revenue
Manufacturing	152,003	118,225	258,926	268,790
Refurbishment & Parts	107,427	94,396	226,754	182,347
Leasing & Services	11,547	12,279	23,476	24,204

	270,977	224,900	509,156	475,341

Margin	16,155	34,673	34,106	70,611

Other costs
Selling and administrative	16,265	21,000	32,245	41,184
Interest and foreign exchange	8,192	9,854	19,038	20,273
Special charges	—	2,112	—	2,302

	24,457	32,966	51,283	63,759

Earnings (loss) before income taxes, minority interest and equity in unconsolidated subsidiaries	(8,302)	1,707	(17,177)	6,852
Income tax benefit (expense)	1,324	(1,904)	5,868	(4,859)

Earnings (loss) before minority interest and equity in unconsolidated subsidiaries	(6,978)	(197)	(11,309)	1,993

Minority interest	351	1,367	919	1,741
Equity in earnings (loss) of unconsolidated subsidiaries	(251)	253	183	331

Net earnings (loss)	$(6,878)	$1,423	$(10,207)	$4,065

Basic earnings (loss) per common share	$(0.41)	$0.09	$(0.61)	$0.25

Diluted earnings (loss) per common share	$(0.41)	$0.09	$(0.61)	$0.25

Weighted average common shares:

Basic	16,694	16,290	16,694	16,230
Diluted	16,694	16,311	16,694	16,254

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	February 28,	February 29,
	2009	2008

Cash flows from operating activities
Net earnings (loss)	$(10,207)	$4,065
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	3,543	3,996
Depreciation and amortization	18,984	16,519
Gain on sales of equipment	(358)	(2,006)
Special charges	—	2,302
Minority interest	(860)	(1,681)
Other	217	(120)
Decrease (increase) in assets:
Accounts receivable	28,702	(12,269)
Inventories	28,622	(2,639)
Assets held for sale	8,561	(66,960)
Other	135	(3,168)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(22,079)	(4,888)
Deferred revenue	562	(4,082)

Net cash provided by (used in) operating activities	55,822	(70,931)

Cash flows from investing activities
Principal payments received under direct finance leases	211	179
Proceeds from sales of equipment	1,400	6,414
Investment in and net advances to unconsolidated subsidiary	—	347
Decrease in restricted cash	244	547
Capital expenditures	(15,148)	(15,998)

Net cash used in investing activities	(13,293)	(8,511)

Cash flows from financing activities
Changes in revolving notes	11,283	64,259
Proceeds from issuance of notes payable	—	12
Repayments of notes payable	(7,394)	(4,183)
Dividends	(2,001)	(2,605)
Stock options and restricted stock awards exercised	2,414	1,743
Excess tax benefit (expense) of stock options exercised	—	(3)
Investment by joint venture partner	1,400	4,650

Net cash provided by financing activities	5,702	63,873

Effect of exchange rate changes	(13,122)	1,195
Increase (decrease) in cash and cash equivalents	35,109	(14,374)
Cash and cash equivalents
Beginning of period	5,957	20,808

End of period	$41,066	$6,434

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by (Used in) Operating Activities to EBITDA before special charges (1)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
Net cash provided by (used in) operating activities	$78,196	$(62,161)	$55,822	$(70,931)
Changes in working capital	(74,967)	72,479	(44,503)	94,006
Deferred income taxes	(1,021)	(1,304)	(3,543)	(3,996)
Gain on sales of equipment	69	1,226	358	2,006
Other	(78)	(19)	(217)	120
Minority interest	351	1,578	860	1,681
Income tax expense (benefit)	(1,324)	1,903	(5,868)	4,859
Interest and foreign exchange	8,192	9,854	19,038	20,273

Adjusted EBITDA from operations before special charges	$9,418	$23,556	$21,947	$48,018

(1)	“EBITDA” (earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.